Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

     FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of August 1, 2005 among Western Wireless LLC (“Purchaser”), a Washington limited liability company and a wholly-owned subsidiary of Alltel Corporation, a Delaware corporation (“Alltel”) and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).
     WHEREAS, Western Wireless Corporation, a Washington corporation (“Western Wireless”), executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of July 16, 2003, providing for the issuance of the 9.250% Senior Notes due 2013 (the “Securities”);
     WHEREAS, pursuant to an Agreement and Plan of Merger dated as of January 9, 2005, among Western Wireless, Purchaser and Alltel (the “Merger Agreement”) Western Wireless was merged (the “Merger”) into Purchaser, with Purchaser surviving the Merger;
     WHEREAS, the Merger complies with the provisions of Section 801 of the Indenture;
     WHEREAS, Purchaser and Alltel propose in and by this First Supplemental Indenture to supplement and amend the Indenture in certain respects as it applies to the Securities issued thereunder;
     WHEREAS, Section 901(1) of the Indenture permits Purchaser and the Trustee to amend the Indenture without prior notice to or consent of any holder of Securities for the purposes of evidencing the succession of another person to Western Wireless and the assumption by such successor of the covenants of Western Wireless therein and in the Securities;
     WHEREAS, Purchaser has requested that the Trustee execute and deliver this First Supplemental Indenture and all requirements necessary to make the assumption provided for herein the valid obligations of Purchaser and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.
     NOW THEREFORE, Purchaser and the Trustee hereby agree that the following Sections of this First Supplemental Indenture supplement the Indenture with respect to Securities issued thereunder:
     SECTION 1. Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.
     SECTION 2. The Assumption. Purchaser, as the surviving entity in the Merger, expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest (including any Special Interest) on the Securities and the performance of every covenant of the Indenture on the part of Western Wireless to be performed or observed.
     SECTION 3. Concerning the Trustee. The Trustee accepts the provisions of this First Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture as amended by this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Purchaser and not of the Trustee. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.
     SECTION 4. Indenture Confirmed. This First Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part of it, and the Indenture is hereby incorporated by reference herein, and each is hereby ratified, approved and confirmed.
     SECTION 5. Governing Law. This First Supplemental Indenture shall be governed and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws.
     SECTION 6. Counterparts. This First Supplemental Indenture may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.
     SECTION 7. Headings. The headings of this First Supplemental Indenture are for reference only and shall not limit or otherwise affect the meaning hereof.
     SECTION 8. Separability. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture, but this First Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
     SECTION 9. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, their successors hereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under this First Supplemental Indenture.
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     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.

WESTERN WIRELESS LLC

By:	/s/ Francis X. Frantz

Name:	Francis X. Frantz
Title:	Executive Vice President and Secretary

THE BANK OF NEW YORK, AS TRUSTEE

By:	/s/ Van K. Brown

Name:	Van K. Brown

Title:	Vice President

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